Exhibit 99.2

Li3 Energy, Inc. Announces the Initial Closings of its Private Placement

•	Press Release
•	Source: Li3 Energy, Inc.
•	On 7:00 am EST, Friday December 4, 2009

LIMA, Peru, Dec. 4 /PRNewswire-FirstCall/ -- Li3 Energy, Inc. (OTC Bulletin Board: LIEG; "Li3 Energy") is pleased to announce that it has successfully completed the initial closings of its private placement offering (the "Offering") for a total of 10,340,000 units of its securities (the "Units") to institutional and accredited investors and non-U.S. persons for aggregate gross proceeds of US$2,585,000, at an offering price of US$0.25 per Unit. Each Unit consists of (i) one share of common stock of Li3 Energy, (ii) a five-year warrant to purchase one-half of one share of common stock at an exercise price of $0.50 per whole share and (iii) a five-year warrant to purchase one-half of one share of common stock at an exercise price of $1.00 per whole share.

Li3 Energy has granted "piggyback" registration rights to the investors purchasing Units in the Offering. These rights cover the resale of all shares of common stock included in the Units issued in the Offering and all shares of common stock underlying the warrants included in the Units.

Li3 Energy plans to apply the net proceeds of the Offering towards the consummation of its proposed initial acquisitions of Next Lithium Corp. and Puna Lithium Corporation (as previously reported), to fund other potential lithium mining opportunities in the Americas and for general working capital purposes.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the foregoing or other securities of Li3 Energy. Any such offer may only be made by offering materials issued by Li3 Energy. The foregoing referenced securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons unless registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available.

Luis Saenz, Chief Executive Officer of Li3 Energy, stated: "We are very pleased to announce the initial closings of our private placement and we are very happy with the results of our ability to raise capital under current market conditions. We are excited to have recently announced our signing of letters of intent to acquire two lithium mining companies with lithium mining properties in Nevada, Chile and Argentina. These acquisitions and the capital we have raised will bring us closer to achieving our overall growth strategy."

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

www.li3energy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "proposes," "hopes," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Li3 Energy, including, but not limited to, Li3 Energy 's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic condition; political stability; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission at www.sec.gov.